UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) September 8, 2015

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, AK	99518
(Address of Principal’s Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On September 8, 2015, the Regulatory Commission of Alaska (RCA) approved the Third Amendment to the Gas Sale and Purchase Agreement (Third Amendment) between Hilcorp Alaska, LLC (Hilcorp) and Chugach Electric Association, Inc. (Chugach). The Third Amendment extends the term of the existing Gas Sale and Purchase Agreement (GSPA) between Chugach and Hilcorp to provide for firm gas sales from March 31, 2019 to March 31, 2023, and adjusts the volumes and gas price for purchases in 2019. The Third Amendment does not change the underlying terms and conditions of the GSPA as amended, or the pricing and gas quantities in 2015 through March 31, 2018. The Third Amendment reduces the gas price by 8.5 percent on April 1, 2018.

A key provision of the Third Amendment is the option for additional gas volumes during the period of April 1, 2019 through March 31, 2023, on both an annual contract quantity and average daily contract quantity basis. These options provide Chugach with added flexibility in the overall management of its gas supply requirements. The annual volumetric basis option provides Chugach with the ability to augment its firm gas supply requirements from other independent suppliers. Chugach is permitted to increase the annual contract volumes of up to 1.1 billion cubic feet (Bcf) of gas beginning April 1, 2019, and up to 2.6 Bcf annually on April 1 thereafter, provided advanced notice is given to Hilcorp. This option allows Chugach to continue to obtain firm gas supplies from Hilcorp or alternatively from other gas suppliers if market conditions allow.

The Third Amendment also provides Chugach with shorter-term options to purchase up to 2.0 million cubic feet (MMcf) per day of additional firm gas without impacting established annual contract quantities. This option allows Chugach to purchase additional volumes in response to short-term sales increases due to weather, bulk power maintenance activities, or other events on the Chugach system.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 14, 2015		CHUGACH ELECTRIC ASSOCIATION, INC.
	By:	/s/ Lee D. Thibert for Bradley W. Evans
Bradley W. Evans
Chief Executive Officer